Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CALFIRST BANCORP ANNOUNCES SPECIAL DIVIDEND TO STOCKHOLDERS
OF $2.00 PER SHARE

IRVINE, CALIFORNIA, November 18, 2004 ---- California First National Bancorp (NASDAQ: CFNB) today announced that its Board of Directors has declared a special, one-time cash dividend in the amount of two dollars ($2.00) per share. The special dividend will be payable on December 15, 2004 to all stockholders of record at the close of business on December 1, 2004. The special dividend will be paid in lieu of the quarterly dividend that would normally be declared in early December, however, the Company currently expects to continue to pay regular quarterly dividends in 2005.

Elaborating on the announcement, Patrick E. Paddon, Chairman and Chief Executive Officer said, "Through the efforts of our people, CFNB has started to see renewed growth in our lease originations. However, as we have evaluated our growth plans and CFNB's capital resources, it is clear that CFNB is in a unique position to deliver immediate value to our stockholders through distributing a greater share of retained earnings that have built up over the past twenty-five years, while at the same time remaining fully capable of funding our growth initiatives. At September 30, 2004, CFNB had a total net worth of $204.4 million, of which $201.6 million represented retained earnings, and a total risk-based capital ratio of 95.6%. Available liquid assets exceed $50 million, with this liquidity supplemented by cash inflows from the portfolio estimated to be $87 million over the next twelve months.

In conjunction with the declaration of the special dividend, and in accordance with the terms of the Company's existing option plans, the Board of Directors authorized management to adjust the terms of options held by its current employees and directors such that after the special dividend is paid, the rights and benefits under such options are no greater or less than before the special dividend. The contribution of our people is critical to our future success and this will ensure that they are not disadvantaged by this extraordinary distribution."

California First National Bancorp is a diversified financial services company with two primary businesses - leasing of high technology capital assets to businesses and organizations nationwide, and banking through an FDIC-insured national bank.